EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Daniel Francisco Micron Technology, Inc. 208-368-5584 dfrancisco@micron.com	Mark Wilson Aptina Imaging Corporation 408-660-2298 markwilson@aptina.com
	Angela Murray Riverwood Capital 650-618-7300 press@riverwoodcapital.com	Kristin Celauro (for TPG Capital) Owen Blicksilver Public Relations 732-291-5456 kristin@blicksilverpr.com

MICRON TECHNOLOGY REACHES AGREEMENT WITH RIVERWOOD CAPITAL
AND TPG CAPITAL TO SELL APTINA IMAGING CORPORATION

BOISE, Idaho, and SAN JOSE, Calif., June 1, 2009 – Micron Technology, Inc. (NYSE: MU) today announced that it has signed an agreement to sell a majority interest in its imaging solutions business, Aptina Imaging Corporation, to Riverwood Capital and TPG Capital. As part of the agreement, Micron will retain a 35 percent minority stake in the independent, privately held company. Riverwood and TPG will also contribute significant primary capital to Aptina’s balance sheet, and Micron will continue to manufacture products and provide services for Aptina at its worldwide facilities. After the transaction is completed, Micron expects to record a loss approximating $100 million in the fourth quarter of its fiscal year in connection with the sale, and Aptina’s separate financials will no longer be consolidated in Micron’s financial statements. The transaction is expected to be completed in the next 60 days.

 “Launching Aptina as an independent business entity enables Micron and Aptina to focus on their respective core businesses while continuing to maintain a strong relationship with Micron's manufacturing and process development expertise and Aptina's product and market expertise,” said Steve Appleton, Micron Chairman and Chief Executive Officer. “Additionally, this transaction enables Micron to maintain a strategic investment in a leading company in the imaging industry.”

      Since it was established eight years ago, the imaging business at Micron has led the industry in enabling beautiful, crisp pictures and video regardless of the application. Its customers have included every major mobile phone manufacturer, every major PC brand and several major automotive OEMs. Key milestones for the business unit have included developing the world’s first 2.2-micron pixel architecture, 1.75-micron pixel architecture and 1.4-micron pixel architecture; leading the industry in high-speed image capture; bringing high-definition capabilities to digital still and video cameras; and successfully shipping more than 1 billion units. In the fiscal year ending August 2008, Aptina had revenue of approximately $650 million. In October 2008, Aptina became a wholly owned subsidiary of Micron.

“The Aptina opportunity fits perfectly into the Riverwood strategy of making well-capitalized investments in leading technology companies with strong growth profiles,” said Michael Marks, founding partner of Riverwood. “We look forward to partnering with TPG and Aptina management to further develop Aptina as the market leader in imaging solutions.”

      “As one of the pioneers in semiconductor buyouts, TPG is very excited to invest in Aptina,” said John Marren, a partner at TPG. “An independent Aptina will attract world-class talent, and given its strong, debt-free balance sheet, Aptina is well positioned to pursue consolidation and other growth opportunities that will further its leadership in CMOS imaging.”

About Micron

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

About Aptina

Aptina, a subsidiary of Micron Technology, Inc., is a global provider of complementary metal–oxide–semiconductor (CMOS) imaging solutions with a growing portfolio of products that can be found in all the leading mobile phone and notebook computer brands. Aptina also offers a wide range of products for digital and video cameras, surveillance, medical, automotive and industrial applications, video conferencing, barcode scanners, toys, and gaming. Aptina continually drives innovation in the market as seen with the introduction of the first 10MP CMOS image sensor for point-and-shoot cameras (MT9J001), and the industry’s first 5MP SOC with ¼” format (MT9P111). For additional information on Aptina, visit www.aptina.com.

About Riverwood Capital

Riverwood Capital is a globally-focused private equity firm that invests in high-growth businesses in the technology and services industries, across a variety of verticals and geographies. Riverwood was established by a talented group of private equity and technology industry executives, which gives Riverwood a unique combination of operational, strategic, financial and technical insight into investment candidates.  The founders group includes Michael Marks, Chris Varelas, Thomas Smach, Nicholas Brathwaite, Francisco Alvarez-Demalde and Jeffrey Parks. Riverwood has offices in Menlo Park, CA and New York, NY and currently has more than 20 investments in North America, Latin America and Asia. Please visit www.riverwoodcapital.com.

About TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992, with approximately $45 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Fort Worth, Menlo Park, Washington, D.C., Melbourne, Moscow, Mumbai, Paris, Luxembourg, Beijing, Shanghai, Singapore and Tokyo.  TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings.  TPG Capital’s investments span a variety of industries including technology, financial services, travel and entertainment, industrials, retail, consumer, media and communications, and healthcare.  Please visit www.tpg.com.
###
Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the amount and timing of the loss that Micron Technology, Inc., is expected to record in connection with the transaction and the closing date of the transaction. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents that Micron files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically Micron's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in forward-looking statements (see Certain Factors). Although Micron believes that the expectations reflected in the forward-looking statements are reasonable, Micron cannot guarantee future results, levels of activity, performance or achievements. Micron is under no duty to update any of the forward-looking statements after the date of this report to conform to actual results.